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                                                                      Exhibit 21


                           SUBSIDIARIES OF REGISTRANT

ZIH Corp., a Delaware corporation

Zebra Technologies Europe Limited, a U.K. limited liability company

Zebra Technologies France, a French corporation

Eltron FSC, Inc., a Barbados corporation

Zebra Technologies VTI Corporation, a Utah corporation

Comtec Information Systems, Inc., a Rhode Island corporation